Exhibit 99.1

The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004
GOLDMAN SACHS REPORTS SECOND QUARTER RESULTS NET REVENUES EXCEED $10 BILLION FOR THE SECOND CONSECUTIVE QUARTER

NEW YORK, June 13, 2006 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $10.10 billion for its second quarter ended May 26, 2006. Net earnings for the quarter were $2.40 billion (1) and diluted earnings per common share were $4.97 (1), in each case excluding incremental non-cash expenses of $138 million related to the accounting for certain share-based awards under SFAS No. 123-R (1). Including these non-cash expenses, net earnings were $2.31 billion and diluted earnings per common share were $4.78 for the second quarter. These results compare with $1.71 for the second quarter of 2005 and $5.41 (1), excluding incremental non-cash expenses of $237 million related to SFAS No. 123-R (1), for the first quarter of 2006. Including these non-cash expenses, diluted earnings per common share were $5.08 for the first quarter of 2006.

Excluding the non-cash expenses of $138 million, annualized return on average tangible common shareholders’ equity (2) was 40.8% (1) and annualized return on average common shareholders’ equity was 33.9% (1) for the second quarter. Including these non-cash expenses, annualized return on average tangible common shareholders’ equity (2) was 39.0% and annualized return on average common shareholders’ equity was 32.5% for the second quarter.

Business Highlights

•	Goldman Sachs continued its leadership in investment banking, ranking first in worldwide announced and completed mergers and acquisitions, equity and equity-related offerings, public common stock offerings and initial public offerings for the calendar year-to-date. (3)

•	Investment Banking produced net revenues of $1.53 billion, its second best quarter and its best quarterly performance in six years.

•	Fixed Income, Currency and Commodities (FICC) generated record quarterly net revenues of $4.32 billion, 15% higher than the previous record, reflecting strong performance across all major businesses.

•	Equities produced quarterly net revenues of $2.35 billion, its second best quarter.

•	Asset Management generated net revenues of $954 million, its second best quarter and 38% higher than the second quarter of 2005. Assets under management increased to a record $593 billion, 21% higher than a year ago, including net asset inflows of $15 billion during the quarter.

•	Securities Services produced record quarterly net revenues of $656 million, 34% higher than the previous record.

            Media Relations:  Peter Rose  212-902-5400    |    Investor Relations:  John Andrews  212-357-2674

“We are pleased with our very strong results in the second quarter and our record performance for the first half of the year,” said Lloyd C. Blankfein, President and Chief Operating Officer. “We have continued to benefit from the strength, breadth and depth of our client franchise. Recent market volatility has served as a reminder of the vital importance of investor confidence to the smooth functioning of the global financial system, but we take comfort from the continuation of strong global economic growth.”

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.53 billion, 87% higher than the second quarter of 2005, reflecting growth across all regions, and 4% higher than the first quarter of 2006. Net revenues in Financial Advisory were $608 million, 58% higher than the second quarter of 2005, primarily reflecting strong growth in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $918 million, 114% higher than the second quarter of 2005. Net revenues were significantly higher in equity underwriting, primarily reflecting an increase in industry-wide equity and equity-related offerings, and in debt underwriting, primarily due to an increase in leveraged finance activity. The firm’s investment banking backlog increased during the quarter.

Trading and Principal Investments

Net revenues in Trading and Principal Investments were $6.96 billion, up from $2.81 billion in the second quarter of 2005 and essentially unchanged from the first quarter of 2006.

Net revenues in FICC were $4.32 billion compared with $1.52 billion in the second quarter of 2005, reflecting significantly higher net revenues in commodities, credit products and interest rate products. The increase in commodities reflected a $700 million gain related to the sale of East Coast Power, L.L.C., one of the firm’s power generation facilities, as well as strong results across the business. In addition, net revenues were higher in currencies and mortgages. During the quarter, FICC operated in a favorable environment generally characterized by strong customer-driven activity, favorable market opportunities, tight credit spreads and volatile markets.

Net revenues in Equities were $2.35 billion compared with $1.11 billion in the second quarter of 2005, reflecting significantly higher net revenues across all regions in shares and derivatives. In addition, net revenues in the firm’s principal strategies business improved compared with the second quarter of 2005. During the quarter, the business operated in an environment characterized by strong customer-driven activity and generally favorable market opportunities, although conditions became more challenging in May.

Principal Investments recorded net revenues of $293 million, reflecting $354 million in gains and overrides from corporate and real estate principal investments, partially offset by a $61 million loss related to the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG).

Asset Management and Securities Services

Net revenues in Asset Management and Securities Services were $1.61 billion, 37% higher than the second quarter of 2005. Net revenues decreased 19% compared with the first quarter of 2006, reflecting lower incentive fees in Asset Management.

Asset Management net revenues were $954 million, 38% higher than the second quarter of 2005. The increase was driven by significantly higher management and other fees, primarily due to growth in assets under management, as well as higher incentive fees. During the quarter, assets under management increased 4% to $593 billion, reflecting net asset inflows of $15 billion, spread across all asset classes, as well as market appreciation of $7 billion, primarily in alternative investment and fixed income assets.

Securities Services net revenues were $656 million, 34% higher than the second quarter of 2005, as the firm’s prime brokerage business continued to generate strong results, reflecting significantly higher global customer balances in securities lending and margin lending as well as higher seasonal activity levels in Europe.

Expenses

Operating expenses were $6.57 billion, 85% higher than the second quarter of 2005 and essentially unchanged from the first quarter of 2006.

Compensation and Benefits

Compensation and benefits expenses were $5.09 billion compared with $2.40 billion in the second quarter of 2005, primarily reflecting higher net revenues. Employment levels increased 2% during the quarter.

In the first quarter of 2006, the firm adopted SFAS No. 123-R, which requires that share-based awards granted to retirement-eligible employees, including those subject to non-compete agreements, be expensed in the year of grant. In addition to expensing current year awards, prior year awards must continue to be amortized over the relevant service period. Therefore, although there is no incremental economic cost to the firm, compensation and benefits in 2006 will include both amortization of prior year awards as well as new awards granted to retirement-eligible employees for services rendered in 2006.

The majority of the expense related to the continued amortization of prior year awards will be recognized in 2006. The estimated annual expense for 2006 is approximately $650 million, of which $375 million was recognized in the first half of 2006. The ratio of compensation and benefits to net revenues, excluding the non-cash expenses of $375 million, was 49.0% (1) for the first half of 2006, compared with 50.0% for the first half of 2005. Including the non-cash expenses of $375 million, the ratio of compensation and benefits to net revenues was 50.8% for the first half of 2006.

Non-Compensation Expenses

Non-compensation expenses were $1.49 billion, 28% higher than the second quarter of 2005. Excluding non-compensation expenses related to consolidated investment entities held for investment purposes (4), non-compensation expenses were 23% higher than the second quarter of 2005. One-half of this increase was attributable to higher brokerage, clearing and exchange fees, primarily in Equities. Other expenses were higher primarily due to costs related to the firm’s insurance business, which was acquired in the first quarter of 2006, and net provisions for litigation and regulatory proceedings of $19 million.

Provision For Taxes

The effective income tax rate for the first half of 2006 was 33.6%, up from 32.8% for the first quarter of 2006 and 32.0% for the fiscal year 2005. The increase in the effective tax rate for the first half of 2006 compared with the first quarter of 2006 was primarily due to the effect of lower estimated tax credits. The increase in the effective tax rate for the first half of 2006 compared with the fiscal year 2005 was primarily due to the impact of audit settlements in 2005 and lower estimated tax credits in 2006.

Capital

As of May 26, 2006, total capital was $157.39 billion, consisting of $31.80 billion in total shareholders’ equity (common equity of $29.20 billion and preferred stock of $2.60 billion) and $125.59 billion in long-term borrowings. (5) Book value per common share was $64.92 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 449.8 million at period end. Tangible book value per common share was $54.36. (2)

On May 24, 2006, The Goldman Sachs Group, Inc. issued $850 million of perpetual Floating Rate Non-Cumulative Preferred Stock, Series D (Series D Preferred Stock).

The firm repurchased 6.5 million shares of its common stock at an average price of $156.59 per share, for a total cost of $1.02 billion during the quarter. The remaining share authorization under the firm’s existing common stock repurchase program is 17.2 million shares.

Dividends

The Board of Directors of The Goldman Sachs Group, Inc. (the Board) declared a dividend of $0.35 per common share to be paid on August 24, 2006 to common shareholders of record on July 25, 2006. The Board also declared dividends of $377.58, $387.50, $377.58 and $318.36 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1000th interest in a share of preferred stock), to be paid on August 10, 2006 to preferred shareholders of record on July 26, 2006.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 25, 2005.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that the firm expects to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 25, 2005.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 8887728, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	May 26,	Feb. 24,	May 27,	Feb. 24,	May 27,
	2006	2006	2005	2006	2005

Investment Banking
Financial Advisory	$608	$736	$386	(17)%	58%

Equity underwriting	482	283	114	70	N.M.
Debt underwriting	436	452	315	(4)	38

Total Underwriting	918	735	429	25	114

Total Investment Banking	1,526	1,471	815	4	87

Trading and Principal Investments
FICC	4,316	3,740	1,519	15	184

Equities trading	1,416	1,607	372	(12)	N.M.
Equities commissions	936	842	733	11	28

Total Equities	2,352	2,449	1,105	(4)	113

SMFG	(61)	405	73	N.M.	N.M.
Other corporate and real estate gains and losses	280	200	107	40	162
Overrides	74	90	9	(18)	N.M.

Total Principal Investments	293	695	189	(58)	55

Total Trading and Principal Investments	6,961	6,884	2,813	1	147

Asset Management and Securities Services
Management and other fees	850	750	657	13	29
Incentive fees	104	739	32	(86)	N.M.

Total Asset Management	954	1,489	689	(36)	38

Securities Services	656	491	489	34	34

Total Asset Management and Securities Services	1,610	1,980	1,178	(19)	37

Total net revenues	$10,097	$10,335	$4,806	(2)	110

	Six Months Ended		% Change From
	May 26,	May 27,	May 27,
	2006	2005	2005

Investment Banking
Financial Advisory	$1,344	$800	68%

Equity underwriting	765	300	155
Debt underwriting	888	608	46

Total Underwriting	1,653	908	82

Total Investment Banking	2,997	1,708	75

Trading and Principal Investments
FICC	8,056	4,008	101

Equities trading	3,023	1,201	152
Equities commissions	1,778	1,454	22

Total Equities	4,801	2,655	81

SMFG	344	254	35
Other corporate and real estate gains and losses	480	255	88
Overrides	164	24	N.M.

Total Principal Investments	988	533	85

Total Trading and Principal Investments	13,845	7,196	92

Asset Management and Securities Services
Management and other fees	1,600	1,275	25
Incentive fees	843	163	N.M.

Total Asset Management	2,443	1,438	70

Securities Services	1,147	869	32

Total Asset Management and Securities Services	3,590	2,307	56

Total net revenues	$20,432	$11,211	82

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and employees

	Three Months Ended			% Change From
	May 26,	Feb. 24,	May 27,	Feb. 24,	May 27,
	2006	2006	2005	2006	2005

Revenues
Investment banking	$1,521	$1,470	$796	3%	91%
Trading and principal investments	6,921	6,687	2,562	3	170
Asset management and securities services	1,016	1,554	724	(35)	40
Interest income	8,544	7,535	4,867	13	76

Total revenues	18,002	17,246	8,949	4	101

Interest expense	7,761	6,813	4,022	14	93
Cost of power generation (6)	144	98	121	47	19

Revenues, net of interest expense and cost of power generation	10,097	10,335	4,806	(2)	110

Operating expenses
Compensation and benefits	5,086	5,301	2,403	(4)	112

Brokerage, clearing and exchange fees	403	351	274	15	47
Market development	121	100	94	21	29
Communications and technology	131	124	123	6	7
Depreciation and amortization	127	125	128	2	(1)
Amortization of identifiable intangible assets	44	34	31	29	42
Occupancy	199	193	186	3	7
Professional fees	123	109	109	13	13
Other expenses	339	309	214	10	58

Total non-compensation expenses	1,487	1,345	1,159	11	28

Total operating expenses	6,573	6,646	3,562	(1)	85

Pre-tax earnings	3,524	3,689	1,244	(4)	183
Provision for taxes	1,212	1,210	379	—	N.M.

Net earnings	2,312	2,479	865	(7)	167

Preferred stock dividends	26	26	—	—	N.M.

Net earnings applicable to common shareholders	$2,286	$2,453	$865	(7)	164

Earnings per common share
Basic	$5.08	$5.36	$1.78	(5)%	185%
Diluted	4.78	5.08	1.71	(6)	180
Diluted, excluding the impact of the continued amortization of prior year share-based awards in 2006 (1)	4.97	5.41	1.71	(8)	191

Average common shares outstanding
Basic	449.7	457.3	485.4	(2)	(7)
Diluted	478.3	483.3	506.2	(1)	(6)

Selected Data
Employees at period end (7) (8)	24,013	23,641	21,800	2	10

Ratio of compensation and benefits to net revenues	50.4%	51.3%	50.0%
Ratio of compensation and benefits to net revenues, excluding the impact of the continued amortization of prior year share-based awards in 2006 (1)	49.0	49.0	50.0

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts

	Six Months Ended		% Change From
	May 26,	May 27,	May 27,
	2006	2005	2005

Revenues
Investment banking	$2,991	$1,669	79%
Trading and principal investments	13,608	6,703	103
Asset management and securities services	2,570	1,498	72
Interest income	16,079	9,043	78

Total revenues	35,248	18,913	86

Interest expense	14,574	7,471	95
Cost of power generation (6)	242	231	5

Revenues, net of interest expense and cost of power generation	20,432	11,211	82

Operating expenses
Compensation and benefits	10,387	5,606	85

Brokerage, clearing and exchange fees	754	526	43
Market development	221	176	26
Communications and technology	255	241	6
Depreciation and amortization	252	246	2
Amortization of identifiable intangible assets	78	62	26
Occupancy	392	334	17
Professional fees	232	205	13
Other expenses	648	426	52

Total non-compensation expenses	2,832	2,216	28

Total operating expenses	13,219	7,822	69

Pre-tax earnings	7,213	3,389	113
Provision for taxes	2,422	1,012	139

Net earnings	4,791	2,377	102

Preferred stock dividends	52	—	N.M.

Net earnings applicable to common shareholders	$4,739	$2,377	99

Earnings per common share
Basic	$10.45	$4.85	115%
Diluted	9.86	4.65	112
Diluted, excluding the impact of the continued amortization of prior year share-based awards in 2006 (1)	10.38	4.65	123

Average common shares outstanding
Basic	453.5	489.8	(7)
Diluted	480.8	510.7	(6)

Selected Data
Ratio of compensation and benefits to net revenues	50.8%	50.0%
Ratio of compensation and benefits to net revenues, excluding the impact of the continued amortization of prior year share-based awards in 2006 (1)	49.0	50.0

Annualized return on average tangible common shareholders’ equity (2)	41.4	22.6
Annualized return on average tangible common shareholders’ equity, excluding the impact of the continued amortization of prior year share-based awards in 2006 (1)	43.7	22.6

Annualized return on average common shareholders’ equity	34.3	18.5
Annualized return on average common shareholders’ equity, excluding the impact of the continued amortization of prior year share-based awards in 2006 (1)	36.2	18.5

NON-COMPENSATION EXPENSES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	May 26,	Feb. 24,	May 27,	Feb. 24,	May 27,
	2006	2006	2005	2006	2005

Non-compensation expenses of consolidated investments (4)	$119	$99	$49	20%	143%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing and exchange fees	403	351	274	15	47
Market development	113	92	90	23	26
Communications and technology	129	123	123	5	5
Depreciation and amortization	110	112	124	(2)	(11)
Amortization of identifiable intangible assets	44	34	31	29	42
Occupancy	171	169	174	1	(2)
Professional fees	121	105	108	15	12
Other expenses	277	260	186	7	49

Subtotal	1,368	1,246	1,110	10	23

Total non-compensation expenses, as reported	$1,487	$1,345	$1,159	11	28

	Six Months Ended		% Change From
	May 26,	May 27,	May 27,
	2006	2005	2005

Non-compensation expenses of consolidated investments (4)	$218	$64	N.M.	%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing and exchange fees	754	526	43
Market development	205	172	19
Communications and technology	252	241	5
Depreciation and amortization	222	240	(8)
Amortization of identifiable intangible assets	78	62	26
Occupancy	340	322	6
Professional fees	226	204	11
Other expenses	537	385	39

Subtotal	2,614	2,152	21

Total non-compensation expenses, as reported	$2,832	$2,216	28

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)

Average Daily VaR (9)
$ in millions

	Three Months Ended
	May 26,	Feb. 24,	May 27,
	2006	2006	2005

Risk Categories
Interest rates	$49	$40	$33
Equity prices	83	69	26
Currency rates	29	18	19
Commodity prices	31	30	24
Diversification effect (10)	(80)	(65)	(42)

Total	$112	$92	$60

Assets Under Management (11)
$ in billions

	As of				% Change From
	May 31,	Feb. 28,		May 31,	Feb. 28,	May 31,
	2006	2006		2005	2006	2005

Money markets	$108	$106		$98	2%	10%
Fixed income	172	165		147	4	17
Equity	185	181		142	2	30
Alternative investments	128	119		103	8	24

Total	$593	$571	(12)	$490	4	21

	Three Months Ended
	May 31,	Feb. 28,		May 31,
	2006	2006		2005

Balance, beginning of period	$571	$532		$482

Net asset inflows / (outflows)
Money markets	2	5		(1)
Fixed income	4	8		5
Equity	3	5		2
Alternative investments	6	7		4

Total net asset inflows / (outflows)	15	25	(12)	10

Net market appreciation / (depreciation)	7	14		(2)

Balance, end of period	$593	$571		$490

Principal Investments
$ in millions

	As of May 26, 2006
	Corporate	Real Estate	Total

Private	$2,291	$609	$2,900
Public	826	3	829

Subtotal	3,117	612	3,729
SMFG convertible preferred stock (13)	4,617	—	4,617
Industrial and Commercial Bank of China Limited (14)	2,591	—	2,591

Total	$10,325	$612	$10,937

Footnotes

(1)	Statement of Financial Accounting Standards (SFAS) No. 123-R, “Share-Based Payment,” focuses primarily on accounting for transactions in which an entity obtains employee services in exchange for share-based payments. In the first quarter of 2006, the firm adopted SFAS No. 123-R, which requires that share-based awards granted to retirement-eligible employees, including those subject to non-compete agreements, be expensed in the year of grant. In addition to expensing current year awards, prior year awards must continue to be amortized over the relevant service period. Therefore, although there is no incremental economic cost to the firm, compensation and benefits expenses in fiscal 2006 will include both amortization of prior year awards and new awards granted to retirement-eligible employees for services rendered in fiscal 2006. Management believes that presenting the firm’s results excluding the impact of the continued amortization of prior year share-based awards granted to retirement-eligible employees increases the comparability of period-to-period operating results and allows for a more meaningful representation of the relationship of current period compensation to net revenues.

The following tables set forth a reconciliation of net earnings, diluted earnings per common share, common shareholders’ equity and the ratio of compensation and benefits to net revenues as reported, to these items excluding the impact of the continued amortization of prior year share-based awards granted to retirement-eligible employees:

	Three Months	Six Months	Three Months
	Ended	Ended	Ended
	May 26, 2006	May 26, 2006	February 24, 2006
	(unaudited, $ in millions)

Net earnings	$2,312	$4,791	$2,479
Impact of the continued amortization of prior year share-based awards, net of tax	91	250	159

Net earnings, excluding the impact of the continued amortization of prior year share-based awards	2,403	5,041	2,638
Preferred stock dividends	(26)	(52)	(26)

Net earnings applicable to common shareholders, excluding the impact of the continued amortization of prior year share-based awards	$2,377	$4,989	$2,612

	Three Months	Six Months	Three Months
	Ended	Ended	Ended
	May 26, 2006	May 26, 2006	February 24, 2006
	(unaudited)

Diluted earnings per common share	$4.78	$9.86	$5.08
Impact of the continued amortization of prior year share-based awards, net of tax	0.19	0.52	0.33

Diluted earnings per common share, excluding the impact of the continued amortization of prior year share-based awards	$4.97	$10.38	$5.41

	Average for the
	Three Months	Six Months	Three Months
	Ended	Ended	Ended
	May 26, 2006	May 26, 2006	February 24, 2006
	(unaudited, $ in millions)

Total shareholders’ equity	$30,082	$29,473	$28,724
Preferred stock	(1,963)	(1,871)	(1,750)

Common shareholders’ equity	28,119	27,602	26,974
Impact of the continued amortization of prior year share-based awards, net of tax	(105)	(76)	(48)

Common shareholders’ equity, excluding the impact of the continued amortization of prior year share-based awards	28,014	27,526	26,926
Goodwill and identifiable intangible assets, excluding power contracts and the value of business acquired (see footnote 2 below)	(4,694)	(4,694)	(4,687)

Tangible common shareholders’ equity (see footnote 2 below), excluding the impact of the continued amortization of prior year share-based awards	$23,320	$22,832	$22,239

Footnotes (continued)

	Three Months	Six Months	Three Months
	Ended	Ended	Ended
	May 26, 2006	May 26, 2006	February 24, 2006
	(unaudited, $ in millions)

Compensation and benefits	$5,086	$10,387	$5,301
Impact of the continued amortization of prior year share-based awards	(138)	(375)	(237)

Compensation and benefits, excluding the impact of the continued amortization of prior year share-based awards	$4,948	$10,012	$5,064

Total net revenues	$10,097	$20,432	$10,335
Ratio of compensation and benefits to net revenues, excluding the impact of the continued amortization of prior year share-based awards	49.0%	49.0%	49.0%

The firm’s ratio of compensation and benefits to net revenues, excluding the impact of the continued amortization of prior year share-based awards, is computed by dividing compensation and benefits, excluding the impact of the continued amortization of prior year share-based awards, by total net revenues.

(2)	Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, excluding power contracts and the value of business acquired (VOBA). VOBA represents the present value of estimated future gross profits of the variable annuity and variable life insurance business acquired in fiscal 2006. In fiscal 2006, management amended its calculation of tangible common shareholders’ equity. Management no longer deducts identifiable intangible assets associated with power contracts from common shareholders’ equity and management does not deduct VOBA. Management does not deduct these assets because, unlike other intangible assets, the firm does not hold material amounts of common shareholders’ equity to support these assets. Prior periods have been restated to conform to the current period presentation.

Management believes that annualized return on average tangible common shareholders’ equity is a meaningful measure of performance because it measures the performance of businesses consistently, whether they were acquired or developed internally. Annualized return on average tangible common shareholders’ equity is computed by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity. The following table sets forth a reconciliation of average total shareholders’ equity to average tangible common shareholders’ equity:

	Average for the			As of
	Three Months	Six Months	Six Months
	Ended	Ended	Ended
	May 26, 2006	May 26, 2006	May 27, 2005	May 26, 2006
	(unaudited, $ in millions)

Total shareholders’ equity	$30,082	$29,473	$25,967	$31,800
Preferred stock	(1,963)	(1,871)	(214)	(2,600)

Common shareholders’ equity	28,119	27,602	25,753	29,200
Goodwill and identifiable intangible assets, excluding power contracts and VOBA	(4,694)	(4,694)	(4,764)	(4,749)

Tangible common shareholders’ equity	$23,425	$22,908	$20,989	$24,451

(3)	Thomson Financial — January 1, 2006 through May 26, 2006.

(4)	Consolidated entities held for investment purposes includes entities that are held strictly for capital appreciation, have a defined exit strategy and are engaged in activities that are not closely related to the firm’s principal businesses. For example, these investments include consolidated entities that hold real estate assets such as golf courses and hotels in Asia, but exclude investments in entities that primarily hold financial assets. Management believes that it is meaningful to review non-compensation expenses excluding expenses related to these consolidated entities in order to evaluate trends in non-compensation expenses related to the firm’s principal business activities.

(5)	Long-term borrowings includes nonrecourse debt of $15.49 billion, consisting of $5.23 billion issued by William Street Funding Corporation (a wholly owned subsidiary of The Goldman Sachs Group, Inc. formed to raise funding to support loan commitments to investment-grade clients made by another wholly owned William Street entity) and $10.26 billion issued by other consolidated entities. Nonrecourse debt is debt that only the issuing subsidiary or, if applicable, a subsidiary guaranteeing the debt is obligated to repay.

(6)	Cost of power generation includes all of the direct costs of the firm’s consolidated power generation facilities (e.g., fuel, operations and maintenance), as well as the depreciation and amortization associated with the facilities and related contractual assets. Power generation revenues are included in “Trading and principal investments.”

Footnotes (continued)

(7)	Excludes 9,369, 8,171 and 6,844 employees as of May 2006, February 2006 and May 2005, respectively, of consolidated entities held for investment purposes. Compensation and benefits includes $61 million, $51 million and $19 million for the three months ended May 26, 2006, February 24, 2006 and May 27, 2005, respectively, attributable to these consolidated entities.

(8)	Beginning with fiscal year 2006, includes 1,225 and 1,168 employees as of May 2006 and February 2006, respectively, of Goldman Sachs’ consolidated property management and loan servicing subsidiaries. May 2005 has been restated to conform to the current presentation and includes 912 employees.

(9)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no standard methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 25, 2005.

(10)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(11)	In the first fiscal quarter of 2006, the methodology for classifying certain non-money market assets was changed. The changes were primarily to reclassify certain assets allocated to external investment managers out of alternative investment assets and to reclassify currency assets into alternative investment assets. The changes did not impact total assets under management and May 2005 has been restated to conform to the current presentation. Substantially all assets under management are valued as of calendar month end.

(12)	Includes $3 billion of net asset inflows in connection with the December 30, 2005 acquisition of the variable annuity and variable life insurance business of The Hanover Insurance Group, Inc. (formerly Allmerica Financial Corporation), including its wholly owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company.

(13)	Excludes an economic hedge on the unrestricted shares of common stock underlying the investment. As of May 26, 2006, the fair value of this hedge was $2.33 billion. Includes the impact of foreign exchange revaluation on the investment, for which the firm also maintains an economic hedge.

(14)	Includes economic interests of $1.65 billion as of May 26, 2006 assumed by investment funds managed by Goldman Sachs.